Exhibit 99.1

Legal Opinion

To	LianBio
103 Carnegie Center Drive
Suite 215, Princeton, New Jersey,
the United States
November 10, 2022
Dear Sirs:
1.    We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4 below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
2.    We act as PRC legal counsel to LianBio (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with the offering of securities of the Company in accordance with the Company’s registration statement on Form S-3, including the base prospectus, and all amendments or supplements thereto, filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”).
3.    For the purpose of the filing of the Registration Statement, we have been requested to provide this Opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.
4.    The following terms as used in this Opinion are defined as follows:

“PRC Laws”	means any and all laws, regulations and rules currently in force and publicly available in the PRC as of the date hereof.
5.    This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
6.    Based upon and subject to the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that, as of the date hereof, so far as PRC
北京  •  上海  •   深圳  •  广州  •  武汉  •  成都  •  重庆  •  青岛  •  杭州  •  南京 • 海口  •  东京  •  香港  •  伦敦  •  纽约  •  洛杉矶  •  旧金山 •  阿拉木图
Beijing • Shanghai • Shenzhen • Guangzhou • Wuhan • Chengdu • Chongqing • Qingdao • Hangzhou • Nanjing • Haikou • Tokyo • Hong Kong • London • New York • Los Angeles • San Francisco • Almaty

Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation — China taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.
This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.
We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforceability of Certain Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.
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[Signature Page]
Yours faithfully,
/s/Zhong Lun Law Firm
Zhong Lun Law Firm